Exhibit 15.1

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2026, with respect to the consolidated financial statements included in the Annual Report of Beamr Imaging Ltd. on Form 20-F for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Beamr Imaging Ltd. on Form S-8 (File Nos. 333-272779 and 333-280576) and Form F-3 (File No. 333-277787).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

February 26, 2026

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.